Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-189932) pertaining to the News Corporation 2013 Long-Term Incentive Plan of our report dated August 12, 2014, with respect to the combined financial statements of the Foxtel Group, which is comprised of Foxtel Partnership, Foxtel Management Pty Ltd, Customer Services Pty Ltd, Foxtel Cable Television Pty Ltd, Foxtel Television Partnership and their controlled entities, as of June 30, 2014 and 2013, and for the years then ended, included in this Annual Report (Form 10-K), for the year ended June 30, 2014.

/s/ Ernst & Young

Sydney, Australia

August 12, 2014